Exhibit 12.1

DAVE & BUSTER’S, INC.

COMPUTATION OF RATIO OF EARNINGS

TO FIXED CHARGES

(dollars in thousands, except ratios)

	Thirteen Weeks Ended May 2, 2010	Thirteen Weeks Ended May 2, 2010	Thirteen Weeks Ended May 3, 2009	Fiscal Year Ended January 31, 2010	Fiscal Year Ended January 31, 2010	Fiscal Year Ended February 1, 2009	Fiscal Year Ended February 3, 2008	334-Day Period From March 8, 2006 To February 4, 2007	37-Day Period From January 30, 2006 To March 7, 2006(1)	Fiscal Year Ended January 29, 2006(1)
	(Predecessor)	(Pro forma)	(Predecessor)	(Predecessor)	(Pro forma)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
Income before provision for income taxes	$6,984	$4,059	$7,502	$(251)	$(11,194)	$1,570	$(10,102)	$(20,655)	$908	$6,304
Add: Total fixed charges (per below)	9,354	12,324	9,432	37,645	48,362	40,888	44,932	39,199	1,832	18,978
Less: Capitalized interest	110	110	169	640	640	522	151	252	70	295

Total income before provision for income taxes, plus fixed charges, less capitalized interest	16,228	16,273	16,765	36,754	36,528	41,936	34,679	18,292	2,670	24,987
Fixed charges:
Interest expense (2)	5,419	8,389	5,624	22,438	33,155	26,787	31,681	26,139	688	7,429
Bridge funding fee	—	—	—	—	—	—	—	1,313	—	—
Capitalized interest	110	110	169	640	640	522	151	252	70	295
Estimate of interest included in rental expense (3)	3,825	3,825	3,639	14,567	14,567	13,579	13,100	11,495	1,074	11,254

Total fixed charges	$9,354	$12,324	$9,432	$37,645	$48,362	$40,888	$44,932	$39,199	$1,832	$18,978
Ratio of earnings to fixed charges (4)	1.73x	1.32x	1.78x	—	—	1.03x	—	—	1.46x	1.32x

(1)	These periods represent operations of the Predecessor prior to acquisition of the Company by the sellers.
(2)	Interest expense includes interest in association with debt and amortization of debt issuance costs.
(3)	Fixed charges include our estimate of interest included in rental payments (one-third of rent expense under operating leases).
(4)	Earnings for the fiscal year ended January 31, 2010, the pro forma fiscal year ended January 31, 2010, the fiscal year ended February 3, 2008, and 334-day period ended February 4, 2007, were insufficient to cover fixed charges by $891, $11,834 $10,253, and $20,907, respectively.

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